Exhibit 99.1

CONTACT:
Tom Surface Mobile Satellite Ventures LP T: 703-390-1579 M: 703-462-3837 tsurface@msvlp.com	Simon Ailes Inmarsat plc T: +44 20 7728 1518 simon_ailes@inmarsat.com

For Immediate Release

SkyTerra, Mobile Satellite Ventures and Inmarsat Sign Spectrum Coordination and Cooperation Agreement

Pact Provides for L-Band Contiguity for Improved Efficiency and MSS/ATC Operational Parameters

RESTON, Va., LONDON and OTTAWA, December 21, 2007– SkyTerra Communications, Inc. (OTCBB : SKYT), Inmarsat plc (LES : ISAT), Mobile Satellite Ventures (MSV) and Mobile Satellite Ventures (Canada) Inc. (MSV Canada) announced today that the companies have reached a comprehensive cooperative agreement for L-Band operations in North America.  The agreement is intended to enable the re-banding and efficient reuse of a substantial segment of North American L-Band radio spectrum for the benefit of the companies and their current and future customers and partners.

The agreement encompasses a wide scope of activities including business, technology, regulatory and spectrum coordination issues.

Highlights of the agreement include:

•
Provisions for the re-banding of the parties’ spectrum over North America to afford contiguous spectrum for operations. This is intended to address growing broadband requirements for enabling future hybrid mobile satellite services (MSS) and ancillary terrestrial component (ATC) services.

•
Coordination parameters for the parties’ next generation satellites covering North America, both the new Inmarsat-4s and the new MSV1 and MSV2 satellites, in a manner designed to increase spectrum efficiency and protect both MSS and ATC operations from harmful interference.

•	Resolution between the parties of outstanding regulatory issues in the United States and Canada, concerning each other’s operations.

•	Accommodating increased technical flexibility and system enhancements that result in greater ATC usage and operations while protecting MSS.

•	Flexibility to market and operate devices which address growing wireless broadband demands while providing a next-generation satellite capability.

-more-

MSV-Inmarsat Cooperation Agreement                                                                                                 Page –2

In addition, the agreement also establishes a structure by which Inmarsat will modify its North American operations in a manner that will enable MSV to make more extensive use of L-Band spectrum available for MSS/ATC than is possible today.

“This agreement introduces a new era of cooperation among L-Band operators and, we believe, will help unlock the growing value of ATC technology on our now enhanced spectrum, enabling customers throughout North America to reap the benefits from greater flexibility and choices in air interface technology, coverage and equipment options,” said Alexander Good, CEO and President of SkyTerra and Vice Chairman and CEO of Mobile Satellite Ventures LP.  “We have worked long and hard with Inmarsat to develop this agreement, which sets operational parameters in the L-band for existing satellite operations and lays the groundwork for future cooperation to address consumers’ demand for next generation technology and services.”

“Inmarsat’s agreement with MSV, MSV Canada and SkyTerra lays the groundwork for increased operational and technical cooperation while ensuring that Inmarsat can continue to grow and deploy mobile satellite services in North America, including BGAN services and our portfolio of existing and evolved offerings,” said Andrew Sukawaty, Chairman and CEO of Inmarsat.

All of the above provisions are subject to applicable regulatory approvals.  Additional details regarding the agreement, including financial terms between the parties, can be found in SkyTerra’s 8-K that has been filed with the SEC.  The 8-K is available on the EDGAR system and is posted to the financial information section of the SkyTerra Web site—www.skyterra.com.

About Mobile Satellite Ventures and SkyTerra Communications, Inc.
MSV has been delivering mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canadausing MSV Canada’s MSAT-1 and MSV’s MSAT-2 satellites for over 10 years.  MSV is developing a hybrid satellite-terrestrial communications network in North America, based on MSV’s patented ancillary terrestrial component (ATC) technology.  MSV is a joint venture between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc. MSVLP is majority owned and controlled by SkyTerra Communications, Inc. (OTCBB:SKYT).  More information can be found at www.msvlp.com.

About Inmarsatplc
Inmarsat plc (LSE:ISAT) is the leading provider of global mobile satellite communications. Since 1979, Inmarsat has been providing reliable voice and high-speed data communications to governments, enterprises and other organizations, with a range of services that can be used on land, at sea or in the air. The company’s services are delivered through a global network of more than 500 distribution partners and service providers operating in 180 countries. For the year ended 31 December 2006, Inmarsat plc had total revenue of US$500.1 million. More information can be found at www.inmarsat.com.

Statement under the Private Securities Litigation Reform Act
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans described in this news release.  Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words.  Such forward-looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction or deploy the next generation system, as well as the ability of SkyTerra and MSV to execute their business plan.  We assume no obligation to update or supplement such forward-looking statements.

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